UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2006

United PanAm Financial Corp.

(Exact name of registrant as specified in its charter)

California	94-3211687
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 000-24051

3990 Westerly Place, Suite 200

Newport Beach, California 92660

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (949) 224-1917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 18, 2006, United PanAm Financial Corp., a California corporation (“Registrant”) entered into an employment agreement (the “Agreement”) with its President and Chief Executive Officer, Ray C. Thousand. The Agreement provides that Mr. Thousand will continue to serve as President and Chief Executive Officer of Registrant and Registrant’s automobile finance subsidiary, United Auto Credit Corporation. Pursuant to the Agreement, Mr. Thousand will receive a base salary at the rate of $350,000 per annum from December 8, 2005 to December 7, 2006, $375,000 per annum from December 8, 2006 to December 7, 2007, $400,000 per annum from December 8, 2007 to December 7, 2008, $425,000 per annum from December 8, 2008 to December 7, 2009, and $450,000 per annum from December 8, 2009 to December 7, 2010, and an annual cash bonus of up to 100% of base salary based upon the satisfaction of specified performance goals relating to loan volume, pre-tax profits, delinquencies and charge-offs. Mr. Thousand will be entitled to four weeks paid annual vacation, an automobile allowance of $200 per month, and reimbursement for any and all ordinary and necessary business expenses that he reasonably incurs in connection with the business of Registrant. Mr. Thousand will also be entitled to participate in Registrant’s medical, dental, vision, life insurance and long-term disability plans. Additionally, Mr. Thousand has been awarded an option to purchase 300,000 shares of Registrant’s common stock, which option vests, subject to certain limitations, in full on December 7, 2010.

The Agreement will expire on December 7, 2010 unless sooner terminated or extended. In the event that Registrant terminates Mr. Thousand’s employment (a) for “cause” (as such term is defined in the Agreement), Mr. Thousand will have no right to receive compensation or other benefits from Registrant after the effective date of such termination, and all bonus compensation otherwise accrued will be forfeited, (b) without “cause” prior to December 8, 2009, Mr. Thousand will be entitled to a payment equal to twelve months salary at the then current base salary amount, plus prorated bonus, if any, through the date of termination, (c) without “cause” on or after December 8, 2009, Mr. Thousand will be entitled to a payment equal to the actual amount of base salary remaining to be paid until December 7, 2010, plus prorated bonus, if any, through the date of termination, (d) as a result of Mr. Thousand’s disability, Mr. Thousand will be entitled to a payment equal to the difference between six months salary at the then current base salary amount and any disability payments provided to Mr. Thousand through insurance plans offered by Registrant, plus prorated bonus, if any, through the date of termination, or (e) as a result of Mr. Thousand’s death, Mr. Thousand’s heirs or legal representatives will be entitled to a payment equal to Mr. Thousand’s base salary through the date of termination, plus prorated bonus, if any, through the date of termination, plus any compensation previously deferred by Mr. Thousand and any accrued vacation and/or sick leave pay and/or other amounts due to Mr. Thousand pursuant to the terms of any applicable welfare benefit plan. Unless Mr. Thousand is terminated without “cause,” Mr. Thousand has agreed (i) for a period of one year after the termination of his employment with Registrant not to solicit or induce any of Registrant’s customers to acquire from him or any other person any product or service provided by Registrant, and (ii) for a period of two years after the termination of his employment with Registrant not to solicit, influence, encourage or recruit any employee of Registrant to work for him or any other person.

The foregoing description of the Agreement is qualified in its entirety by reference thereto, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

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Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 18, 2006, the Board of Directors of Registrant, acting upon the recommendation of its Nominating Committee, appointed Giles H. Bateman as a Class I director of Registrant. Mr. Bateman will serve for a term commencing on April 18, 2006 and expiring at the annual meeting of shareholders of Registrant to be held on June 22, 2006. Mr. Bateman will also serve as a member of the Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors commencing on June 1, 2006. The Board of Directors determined that Mr. Bateman is “independent” as defined under Rule 4200(a)(15) of the listing standards of the Nasdaq National Market.

There are no arrangements or understandings between Mr. Bateman and any other person(s) pursuant to which he was selected as a director. In addition, since the beginning of Registrant’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which Registrant or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Bateman, or members of his immediate family, had or will have a direct or indirect material interest.

Item 9.01	Exhibits.

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement dated April 18, 2006 by and between United PanAm Financial Corp. and Ray C. Thousand

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United PanAm Financial Corp. (Registrant)

Dated: April 21, 2006	By:	/s/ Garland Koch
	Name:	Garland Koch
	Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement dated April 18, 2006 by and between United PanAm Financial Corp. and Ray C. Thousand

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